UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2006

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On August 27, 2006, management of St. Jude Medical, Inc. (the “Company”) committed the Company to combining its Cardiac Surgery and Cardiology divisions to create a new Cardiovascular Division, effective January 1, 2007, and to streamlining the Company’s sales and customer service operations in certain international geographies. The decision to combine the two divisions and to make the changes in its international operations was based on management’s expectation that the combination and other changes would increase operating efficiencies and permit management to use the associated savings to invest in research and development.

As a result of the restructuring plan, the Company will record a pre-tax charge in the third quarter of 2006 that management currently estimates to be in the range of $25 million to $35 million. The estimate is comprised of $9 million to $10 million of workforce reduction costs, $7 million to $8 million of inventory write-downs, $6 million to $13 million of fixed asset and other asset write-offs and $3 million to $4 million of other exit costs. The portion of the estimated charges that are expected to result in future cash expenditures is estimated to be $12 million to $14 million. These activities are expected to be completed, and the associated charges are expected to be utilized, by December 31, 2006.

Item 7.01	Regulation FD Disclosure

On August 28, 2006, the Company issued a press release concerning the restructuring plan. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits:

99.1	Press release issued by the Company on August 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:	August 31, 2006	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by St. Jude Medical, Inc. on August 28, 2006.